Exhibit 99.1

Horsehead Holding Corp. Reports Second Quarter 2012 Results

PITTSBURGH--(BUSINESS WIRE)--August 6, 2012--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(1.7) million, or $(0.04) per diluted share, for the second quarter of 2012, compared to a net loss for the second quarter of 2011 of $(3.7) million, or $(0.08) per diluted share. Consolidated net earnings, excluding non-cash charges associated with hedges and a lower-of-cost-or-market (“LCM”) adjustment to inventory were $1.5 million for the second quarter of 2012, or $0.03 per diluted share. In comparison, consolidated net earnings, excluding non-cash charges associated with hedges, were $5.5 million, or $0.13 per diluted share, for the second quarter of 2011. The LME zinc price was 14% lower versus the same quarter last year, reducing earnings an estimated $0.13 per share for the quarter.

“While pleased with the operating levels at our businesses, lower commodity prices had a noticeable effect on our earnings when compared to the same quarter last year. Demand for our zinc products was strong and our zinc smelting facility and recycling plants operated at close to full capacity. When the non-cash impact of hedge write-offs, mark-to-market adjustments and LCM charges are eliminated, our operating results were positive despite much lower commodity prices compared with the prior year,” said Jim Hensler, President and Chief Executive Officer.

“At INMETCO, higher shipment volumes of nickel remelt alloy partially offset the impact of lower nickel prices, but the quarter was also adversely affected by higher maintenance repair cost due to unplanned equipment outages. The net impact was a $0.04 per share decline in earnings compared with the second quarter of 2011.

“We are also pleased that we were able to close on a $175 million senior secured notes offering on July 26, 2012 to provide additional financing for the completion of our new zinc plant project in Rutherford County, North Carolina. Construction activity on this project is accelerating and over 65% of the project spending has been committed,” Hensler said. “We continue to be on schedule for a startup in the second half of 2013.”

Second Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments, which include a full quarter of Zochem, increased 10,883 tons, or 29%, to 48,572 tons for the quarter.
  EAF dust receipts increased 17% to an annualized rate of 647,000 tons and dust processed increased 11%.
  The LME zinc price averaged $0.87/lb for the second quarter of 2012 compared to $1.02/lb for the second quarter of 2011. The LME nickel price averaged $7.78/lb for the second quarter of 2012 compared to $10.96/lb for the second quarter of 2011.
  Net sales, excluding $2.5 million related to non-cash hedge charges for the current quarter and $14.5 million for the second quarter of 2011, increased $9.7 million, or 9%, to $120.0 million as higher shipment volumes more than offset the effect of lower commodity prices. Price realization for zinc products on a zinc-contained basis was an $0.18/lb premium to the average LME zinc price for the quarter compared to an $0.11/lb premium in the prior year quarter reflecting primarily the addition of the Zochem business.
  Cost of sales included a $1.2 million non-cash LCM charge associated with the write down of inventory values as the LME zinc price declined to $0.84/lb on June 30, 2012. EAFD-based feed made up 77.2% of the feed mix for the smelter during the most recent quarter compared to 74.6% for the same quarter last year.
  The effective tax rate was (27.4%) for the second quarter of 2012 as the estimated full year tax rate for 2012 was changed to 38.2% compared to an estimate of 43.9% in the first quarter of 2012. This change for the six months ended June 30, 2012 was recorded in the second quarter and had an unfavorable effect on reported earnings of $0.02 per diluted share. The estimated effective tax rate for the second quarter of 2011 was 34.8%.
  Cash generated by operating activities was $23.5 million for the quarter ended June 30, 2012 and was more than offset by $31.7 million of capital spending during the quarter. Cash on hand at the end of the quarter was $164 million, not including the approximately $165 million in net proceeds we received in July from our senior secured notes offering. In addition, we had $39 million of unused availability under our revolving credit facility at the end of the quarter.

Shipments and Production Data

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Zinc production - tons	44,144	34,208	89,121	69,426
Zinc product shipments - tons	48,572	37,689	98,845	74,149
Zinc contained - tons	43,573	34,788	88,759	68,343
Net sales realization
Zinc products - per lb	$0.95	$1.04	$0.95	$1.06
Zinc products - per lb zinc contained	$1.05	$1.13	$1.06	$1.15
EAF dust receipts - tons	161,701	137,897	327,644	272,004
Nickel remelt alloy shipments - tons	6,857	6,814	14,051	13,707
LME average zinc price - per lb	$0.87	$1.02	$0.90	$1.05
LME average nickel price - per lb	$7.78	$10.96	$8.36	$11.60

Business Outlook

Hensler added, “Steel production increased compared with the second quarter of 2011 but tapered off somewhat as the quarter ended. According to industry sources, steel industry capacity utilization averaged 78.6% during the quarter compared with 74.7% during the prior year’s second quarter. The combination of higher steel production levels and new service contracts which started in 2012 resulted in a 17% increase in dust receipt levels compared with the second quarter of last year. Dust receipt levels are expected to be slightly lower during the third quarter as steel production levels have softened, however, we expect to run our EAF dust recycling plants at full capacity through the end of the third quarter. If dust receipts continue at the levels of June and early July, it is likely that we will idle one of our nine kilns before the end of the year.

“We had another excellent production quarter at the Monaca zinc smelter. Smelter output was 8% higher than during the second quarter of 2011. Total zinc production was at 44,144 tons for the quarter, which includes production at both the Monaca zinc smelter and at Zochem, bringing the annualized rate for the first half of 2012 to 178,000 tons. Zochem made a positive contribution to earnings during the quarter. We have decided to move forward with plans to expand capacity at the Brampton, Ontario facility in anticipation of the potential idling of the zinc oxide refinery at the Monaca plant. We believe that the expansion project, which we expect will increase the total zinc oxide production capacity at Zochem to 72,000 short tons per year, should be completed by mid-2013, prior to the closure of the Monaca smelter.

“Demand for zinc products from our Monaca location remained steady during the quarter, reflecting solid demand in our end markets. We expect to continue to operate our full complement of six zinc smelting furnaces in the third quarter.

“INMETCO continues to operate at full capacity even though tolling receipts were lower than expected. INMETCO’s production output decreased slightly compared with the prior year’s second quarter as a result of unplanned outages at the rotary hearth furnace and the submerged arc furnace, which curtailed production for several days. INMETCO started up a new oxygen enrichment system on the rotary hearth furnace in July that is expected to increase productivity and reduce fuel usage.

“Project activity and capital spending has accelerated on our new zinc plant project in Rutherford County, North Carolina. We believe we are on track to complete construction of the plant and begin startup in the second half of 2013. Once fully operational, we anticipate that the new plant will provide us with annual incremental adjusted EBITDA of approximately $90 to $110 million. As of June 30, 2012, we have spent approximately $94 million on the project. We had approximately $330 million of cash on hand following our recent private placement of $175 million of senior secured notes due 2017, which should provide ample liquidity to complete the project.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, August 6, 2012, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 230-1085
International: (612) 288-0329

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at https://im.csgsystems.com/cgi-bin/confCast. Enter Conference ID# 254436 then click Go.

A replay of the call will be available beginning at 1:00 pm EDT on Monday, August 6, 2012 and ending on Monday, August 13, 2012 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 254436

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and currently has seven production and recycling facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct the new plant, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity, and production costs and financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net sales	$117,486	$95,791	$228,855	$205,005
Cost of sales (excluding depreciation and amortization)	107,029	91,120	220,561	178,147
Insurance claim income	-	-	-	(10,347)
Gross profit (excluding depreciation and amortization)	10,457	4,671	8,294	37,205
Depreciation and amortization	6,096	5,339	12,132	10,601
S G & A expenses	5,425	4,874	11,275	10,061
(Loss) income from operations	(1,064)	(5,542)	(15,113)	16,543
Interest expense	626	301	2,157	603
Interest and other income	367	230	871	520
(Loss) income before taxes	(1,323)	(5,613)	(16,399)	16,460
Income tax (benefit) provision	362	(1,953)	(6,258)	5,356
Net (loss) income	(1,685)	(3,660)	(10,141)	11,104

(Loss) earnings per diluted share	($0.04)	($0.08)	($0.23)	$0.25

Weighted average diluted shares outstanding	43,811	43,684	43,769	44,268

Adjusted EBITDA (1)	$8,267	$15,001	$19,434	$43,942

Balance Sheet Items

	June 30, 2012	December 31, 2011
	(unaudited)
Cash and equivalents	$ 163,681	$ 188,500
Other current assets	147,854	144,681
Property, plant and equipment, net	308,230	260,052
Other assets	17,441	38,259
Total assets	$ 637,206	$ 631,492

Current liabilities	$ 90,192	$ 72,251
Long-term debt	81,165	79,663
Other long-term liabilities	62,553	67,327
Stockholders’ equity	403,296	412,251
Total liabilities and stockholders’ equity	$ 637,206	$ 631,492

Segment Information (unaudited)

	Three-months ended June 30, 2012				Six-months ended June 30, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$104,062	$14,450	$(1,026)	$ 117,486	$ 199,516	$30,685	$(1,346)	$228,855
(Loss) income before income taxes	(4,229)	3,086	(180)	(1,323)	(23,857)	8,377	(919)	(16,399)

	Three-months ended June 30, 2011				Six-months ended June 30, 2011
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$80,001	$16,024	$(234)	$ 95,791	$173,940	$31,558	$(493)	$ 205,005
(Loss) income before income taxes	(11,358)	5,766	(21)	(5,613)	5,685	10,825	(50)	16,460

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net (loss) income	$(1,685)	$(3,660)	$(10,141)	$11,104
Non-cash hedge adjustments	2,537	14,439	17,696	15,235
Non-cash compensation expense	698	765	1,445	1,563
Impairment of assets - Monaca	-	-	3,274	-
Income tax (benefit) provision	362	(1,953)	(6,258)	5,356
Interest expense	626	301	2,157	603
Interest and other income	(367)	(230)	(871)	(520)
Depreciation and amortization	6,096	5,339	12,132	10,601
Adjusted EBITDA	$8,267	$15,001	$19,434	$43,942

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000